MEGA MICRO TECHNOLOGIES GROUP



Ladies and Gentlemen:

Reference is hereby made to the 8K filed by Mega Micro Technologies Group on February 14, 2001. "Item 5. Other Events," wherein we stated that there was a deficiency in the previous auditor's qualifications to certify the 1999 audit. Further, a press release referencing same, dated February 14, 2001 and released on the same date, was attached to the above reference 8K filing.

As a result of the audit deficiency, we are withdrawing our S-8 registration filed on January 8, 2001. The shares issued with the S-8 registration are to be released with Rule 144 legend.



Sincerely,


Thomas Embrogno
President